EXHIBIT 8


                       WINTHROP, STIMSON, PUTNAM & ROBERTS
                             One Battery Park Plaza
                             New York, NY 10004-1490





                                               June 15, 1998


Baltimore Gas and Electric Company
39 W. Lexington Street
Baltimore, Maryland  21201

BGE Capital Trust I
c/o Baltimore Gas and Electric Company
39 W. Lexington Street
Baltimore, Maryland  21201

   Re:  BGE Capital Trust I -- 7.16% Trust Originated Preferred Securities
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Ladies and Gentlemen:

                  As special tax counsel to Baltimore Gas and Electric Company, a Maryland corporation (the "Company"), and BGE Capital Trust I, a Delaware business trust (the "Issuer"), we have assisted in the preparation of the prospectus supplement (the "Prospectus Supplement") and the prospectus (together with the Prospectus Supplement, the "Prospectus") that form a part of the registration statement on Form S-3 under the Securities Act of 1933 (the "Act"), as filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the proposed offering by the Issuer of 10,000,000 of its 7.16% Trust Originated Preferred Securities (liquidation amount $25 per preferred security), and the proposed issuance by the Company to the Issuer of its 7.16% Deferrable Interest Subordinated Debentures due 2038. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Prospectus.

                  We have examined and relied upon the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the form of Amended and Restated Declaration of Trust of the Issuer among the Company, as Depositor, and the several trustees named therein, (ii) the form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee"), (iii) the form of First Supplemental Indenture between the Company and the Trustee and (iv) the form of Guarantee Agreement between the Company and The Bank of New York, as Preferred Guarantee Trustee (the "Transaction Documents").

                  Based on the foregoing and on our consideration of such other information as we have deemed necessary and appropriate, we are of the opinion that (i) under current law and based on the representations, facts and assumptions described in the Prospectus, and assuming full compliance with the terms of the Transaction Documents, the Issuer will be characterized for United States federal income tax purposes as a grantor trust and will not be taxable as a corporation, and (ii) the statements made in the Prospectus Supplement under the caption "United States Taxation," to the extent they constitute matters of law or legal conclusions, are accurate and correct in all material respects and fairly present the information set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings "Legal Opinions" in the Prospectus and "United States Taxation" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category or persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                              /s/ Winthrop, Stimson, Putnam & Roberts